Exhibit 99.1

Media contact:	Investor contact:
Mike Jacobsen	John Kristoff
+1 330 490 3796	+1 330 490 5900
jacobsm1@diebold.com	kristoj@diebold.com

FOR IMMEDIATE RELEASE:
July 25, 2006
DIEBOLD REPORTS SECOND QUARTER FINANCIAL RESULTS
•	GAAP earnings of $.26 per share, or $.36 per share excluding restructuring charges*

•	Multi-year profit improvement program on track

•	Lower-than-expected production volume in Cassis, France resulting in higher supply-chain costs

•	Company repurchased approximately 1.9 million shares of common stock under its repurchase plan
NORTH CANTON, Ohio — Diebold, Incorporated (NYSE: DBD) today reported second quarter 2006 revenue from continuing operations of $726.4 million, up 17.4 percent from the second quarter of 2005. Net income for the second quarter was $17.2 million, compared to net income of $32.0 million in the second quarter of 2005. Diluted earnings per share were $.26 compared to $.45 in the second quarter of 2005.
Included in the second quarter 2006 reported results were restructuring charges of $.10 per share resulting primarily from the termination of the information technology (IT) outsourcing agreement and product development rationalization. Excluding the impact of these items*, diluted earnings per share in the second quarter would have been $.36.
Net cash provided by operating activities was $23.0 million, a $30.0 million improvement from the comparable period in the prior year. Free cash flow* increased by $25.4 million, moving from free cash use* of $24.2 million in the second quarter 2005 to $1.2 million in the second quarter 2006.
Business Review
Management commentary
“We continue to focus on a number of key improvement initiatives, and we’ve made significant progress toward returning the company to long-term, profitable growth,” said Thomas W. Swidarski, Diebold president and chief executive officer. “While we are still early in this process, we remain on target to meet our multi-year profit improvement goals as well as our 2006 earnings guidance, which we are confirming for the full year. I am very confident in the abilities of our associates and management team to accomplish what we’ve set out to do during the past several months.”
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*	See accompanying notes for non-GAAP measures.

PAGE 2/DIEBOLD ANNOUNCES SECOND QUARTER RESULTS
Manufacturing optimization
The process of realigning our global manufacturing operations, including the consultation process around the planned closure of the production facility in Cassis, France, continues to present a number of challenges. Production levels at this facility are significantly lower than expected, resulting in higher levels of exports to Europe from our manufacturing facilities in North America and Asia. The company anticipates this situation will continue, which will cause manufacturing costs to remain higher than usual. While management is fully engaged in completing this realignment as quickly as possible, the likelihood that it may not be completed until 2007 has increased. However, contingency plans are in place, if necessary, to meet the high customer demand for Opteva in Europe, as well as maintain customer delivery requirements. In addition, the planned production facility in Hungary is progressing well on its schedule to be operating by the fourth quarter 2006.
“While realigning our manufacturing operations in Europe presents significant near-term challenges, it is a necessary step toward efficiently meeting customer demand in the region, restoring the competitiveness of our European operations and achieving our long-term, total company margin goals,” Swidarski said.
Multi-year profit improvement plan
Diebold continues to make progress in its multi-year profit improvement plan that encompasses a $100 million reduction in the company’s cost structure by 2008. The company has completed a number of projects, contracted with new suppliers and continues to qualify and prioritize many cost savings opportunities. The cost savings effort is focused on three primary areas during the next three years: direct material purchases with anticipated savings of $25 million; indirect purchases with anticipated savings of $50 million; and manufacturing expenses/process improvement with anticipated savings of $25 million. The company continues to anticipate achieving $35 million of these savings in 2007 with the remaining $65 million expected to be realized in 2008.
ERP/IT implementation
On June 1, Diebold reorganized its global IT operation and assumed implementation and support responsibilities for its Oracle global enterprise resource planning (ERP) system as well as other IT-related functions. This decision ended the company’s previous IT outsourcing agreement with a third-party provider. As its top priority, the company has made significant progress in stabilizing the ERP system in Europe and is on track to achieve system stabilization by the end of the year. “We will continue to commit the resources necessary to stabilize the ERP system in Europe and resume implementation in other regions of the world beginning early in 2007, with the goal of completing global implementation by the end of 2008,” said Swidarski.
Kevin J. Krakora, executive vice president and chief financial officer, added, “While certain areas within the business have been exceptionally challenging, we have made great strides in other initiatives such as improving quality, service responsiveness and customer satisfaction. Additionally, we have been evaluating our global operational structure in an effort to reduce our long-term corporate effective tax rate. We are taking steps in this area, which could result in a positive impact as early as this year. As a result of our progress on this and other initiatives, I remain confident in our ability to perform within our expectations.”
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PAGE 3/DIEBOLD ANNOUNCES SECOND QUARTER RESULTS
Second Quarter Orders (constant currency)
Total orders for financial self-service and security products and services were down in the low single-digit range compared to the prior year period. Financial self-service orders were down in the high single-digit range, with solid order growth in Asia Pacific more than offset by double-digit order declines in the Americas, affected by a large order in Brazil during the second quarter 2005 which did not recur. Security orders increased in the low double-digit range.
Revenue
Total revenue for the quarter was up 17.4 percent, with security products and services revenue up by 15.1 percent over second quarter 2005. Additionally, election systems and lottery systems revenue were up approximately $28 million and $14 million, respectively. Financial self-service revenue was up 9.4 percent in the quarter, led by an increase of 24.4 percent in EMEA. During the quarter, the net positive currency impact was approximately $10.5 million, or 1.7 percent. The positive currency impact on revenue was largely due to the year-over-year strengthening of the Brazilian real.
Gross Margin
Total gross margin for the quarter was 24.0 percent, compared to 25.4 percent in the second quarter 2005. Restructuring charges of $1.6 million were included in the second quarter 2006, while restructuring charges of $3.1 million and other special charges of $3.0 million were recorded in the second quarter 2005.
Product gross margin was 28.0 percent, compared to 27.6 percent in the second quarter 2005. Restructuring charges of $1.1 million were included in the second quarter 2006, while restructuring charges of $2.5 million and special charges* of $2.8 million were recorded in the second quarter 2005. Excluding restructuring and special charges, product gross margin would have been 28.3 percent in the second quarter 2006, compared to 29.4 percent in the second quarter 2005. A higher mix of revenue from the lower margin security and international financial self-service businesses adversely impacted product gross margin in the second quarter 2006. In addition, lower-than-expected production volume in Europe resulted in higher supply-chain costs.
Service gross margin was 19.7 percent, compared to 23.4 percent in the second quarter of 2005. Restructuring charges of $0.5 million were included in the second quarter 2006, while restructuring and special charges of $0.8 million were recorded in the second quarter 2005. Excluding restructuring and special charges, service gross margin would have been 19.9 percent in the second quarter 2006, compared to 23.7 percent in the second quarter 2005 and 18.4 percent in the first quarter 2006. The year-over-year drop in service margin was a result of margin declines in EMEA, service acquisitions that currently operate below expected gross margin levels, and increased service costs associated with investments in customer service engineers and associated resources to continue improving performance in targeted areas. The sequential improvement from the first quarter 2006 is the result of productivity gains and improved performance and stabilized service pricing.
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PAGE 4/DIEBOLD ANNOUNCES SECOND QUARTER RESULTS
Income from Continuing Operations
Income from continuing operations was 2.4 percent of revenue compared to 5.0 percent in the second quarter 2005. While total product gross margins increased slightly between quarters, the decline in net income was due primarily to lower service gross margins. Second quarter 2006 operating expenses included restructuring charges of $9.5 million primarily due to the termination of the IT outsourcing agreement and product development rationalization. In addition, quarter-over-quarter operating expenses were higher due to increased IT costs, increased intangible amortization expense related to acquisitions, the impact of expensing stock options in 2006 and higher legal expenses. Finally, net income from continuing operations was adversely affected by higher interest expense and a higher effective tax rate. The increase in the effective tax rate was primarily due to lower forecasted earnings in EMEA.
Balance Sheet, Cash Flow and Share Repurchase Highlights
The company’s net debt* was $425.8 million at June 30, 2006 compared to $142.2 million at June 30, 2005. The $283.6 million increase in net debt* over the last 12 months was principally due to free cash flow* of $63.7 million offset by share repurchases of $214.2 million, dividends of $57.8 million, acquisitions of $41.9 and a $33.4 million increase in other assets.
In the second quarter, free cash flow* increased by $25.4 million, moving from free cash use* of $24.2 million in the second quarter of 2005 to $1.2 million of free cash flow* in the second quarter of 2006. The increase in free cash flow* was largely due to an increase in other current liabilities and improved trade receivable collections, partially offset by lower net income.
Days sales outstanding (DSO) were 76 days at June 30, 2006, compared to 74 days at June 30, 2005. DSO in North America improved, but were offset by slower collections in the international operations, primarily in Asia Pacific. Inventory turns improved to 5.3 turns at June 30, 2006 from 5.2 turns at June 30, 2005. The improvement was largely due to an improvement in U.S. operations.
In the second quarter 2006, Diebold repurchased approximately 1.9 million shares of the company’s common stock under its repurchase plan. The company has 1.3 million shares remaining under its existing board authorization.
Restructuring
The company incurred second quarter restructuring charges of $.10 per share. The majority of these costs were due to the termination of the IT outsourcing agreement and product development rationalization. Full-year restructuring charges are anticipated to be in the range of $.57 to $.62 per share. This includes charges of $.12 per share primarily associated with the consolidation of global R&D facilities and other service consolidations, $.07 per share from the termination of the IT outsourcing agreement, and anticipated restructuring charges of $.38 to $.43 per share as a result of the planned closure of the Cassis production facility.
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*	See accompanying notes for non-GAAP measures.

PAGE 5/DIEBOLD ANNOUNCES SECOND QUARTER RESULTS
While management is fully engaged in completing this realignment as quickly as possible, the likelihood that it may not be completed until 2007 has increased. While the full-year guidance still includes $.38 to $.43 per share of restructuring charges related to the planned closure of the production facility in Cassis, some or all of these charges could extend into 2007.
Outlook
The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future mergers, acquisitions, disposals or other business combinations.
Full-year 2006 outlook
The company has adopted SFAS No. 123R, “Accounting for Share-Based Payments” on a prospective basis. The company estimates the impact of expensing stock options in 2006 will be approximately $.06 per share, and has included this estimate in the outlook below. Expectations for the full-year 2006 include:
•	Revenue growth of 4 to 7 percent
•	Financial self-service revenue growth of 0 to 3 percent.

•	Security revenue growth of 12 to 15 percent.

•	Election systems revenue is anticipated to be in the range of $145 to $150 million.

•	Brazilian lottery systems revenue of $35 to $40 million.
•	Earnings per share

EPS — GAAP	$1.11-$1.21
Restructuring actions	$.57-$.62

EPS — Non-GAAP, excluding restructuring	$1.68-$1.83

•	Free cash flow* including restructuring actions is now expected to be $133 to $163 million, which includes $30 million of anticipated cash charges associated with the Cassis restructuring.
Financial Information
Thomas W. Swidarski and Kevin J. Krakora will discuss the company’s financial performance during a conference call today at 10:00 a.m. (ET). Access is available from Diebold’s Web site at www.diebold.com. The replay can also be accessed on the site for up to three months after the call.
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*	See accompanying notes for non-GAAP measures.

PAGE 6/DIEBOLD ANNOUNCES SECOND QUARTER RESULTS
Revenue Summary by Product, Service and Geographic Area
Revenue Summary by Product and Service Solutions
(In Thousands — Quarter Ended June 30, 2006)

				% Change
			% Change	constant
	2006	2005	GAAP	currency*
Financial Self-Service
Products	$245,741	$212,690	15.5%	12.7%
Services	228,768	221,000	3.5%	0.9%

Total Fin. self-service	474,509	433,690	9.4%	6.7%

Security solutions
Products	75,195	66,807	12.6%	13.8%
Services	112,256	96,042	16.9%	16.7%

Total Security	187,451	162,849	15.1%	15.5%

Total Fin. self-service & security	661,960	596,539	11.0%	9.0%

Election systems
Products	39,780	18,204	118.5%	118.5%
Services	10,165	4,207	141.6%	141.6%

Total Election systems	49,945	22,411	122.9%	122.9%

Lottery systems	14,491	—	N/A	N/A

Total Revenue from Continuing Operations	$726,396	$618,950	17.4%	15.4%

Revenue Summary by Geographic Segment
(In Thousands — Quarter Ended June 30, 2006)

				% Change
			% Change	constant
	2006	2005	GAAP	currency*
The Americas
Financial self-service solutions	$307,766	$288,859	6.5%	2.9%
Security solutions	168,597	150,356	12.1%	12.5%

subtotal	476,363	439,215	8.5%	6.1%

Election systems	49,945	22,411	122.9%	122.9%
Lottery systems	14,491	—	N/A	N/A

Total Americas	540,799	461,626	17.2%	14.7%

Asia Pacific
Financial self-service solutions	58,177	57,539	1.1%	0.2%
Security solutions	12,063	8,371	44.1%	49.2%

Total Asia Pacific	70,240	65,910	6.6%	6.2%

Europe, Middle East, Africa
Financial self-service solutions	108,566	87,292	24.4%	24.0%
Security solutions	6,791	4,122	64.7%	56.8%

Total Europe, Middle East, Africa	115,357	91,414	26.2%	25.6%

Total Revenue from Continuing Operations	$726,396	$618,950	17.4%	15.4%

*	See accompanying notes for non-GAAP measures.
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PAGE 7/DIEBOLD ANNOUNCES SECOND QUARTER RESULTS
Notes for Non-GAAP Measures
1.	Reconciliation of GAAP EPS to non-GAAP measures:

	Q2 2006	Six Months 2006
Total EPS (GAAP)	$0.26	$0.44
Restructuring Charges	0.10	0.14

Operating EPS (Non-GAAP)	$0.36	$0.58

The company believes excluding these items provides meaningful insight into the ongoing performance of its operations.
2.	Constant currency is used to depict order and GAAP revenue growth in local currency without the benefit or detriment occurring from currency fluctuations.

3.	Free cash flow/(use) is calculated as follows:

			Six Months	Six Months
	Q2 2006	Q2 2005	Ended 2006	Ended 2005
Net cash provided by operating activities (GAAP measure)	$23,031	$(7,005)	$73,553	$71,425
Capital expenditures	(18,160)	(16,112)	(23,101)	(29,824)
Rotable spares expenditures	(3,719)	(1,060)	(6,823)	(7,382)

Free cash flow (use) (non-GAAP measure)	$1,152	$(24,177)	$43,629	$34,219

The company believes that free cash flow is a meaningful indicator of cash generated for discretionary purposes.
4.	Net (debt) is calculated as follows:

	June 30, 2006	December 31, 2005	June 30, 2005
Cash, cash equivalents and other investments (GAAP measure)	$212,763	$260,785	$178,358
Less Industrial development revenue bonds and other	(12,050)	(13,450)	(13,500)
Less Notes payable	(626,464)	(489,194)	(307,107)

Net (debt) (non-GAAP measure)	$(425,751)	$(241,859)	$(142,249)

Given the significant cash, cash equivalents and other investments on its balance sheet, the company believes a meaningful debt calculation is to provide net cash against outstanding debt.
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PAGE 8/DIEBOLD ANNOUNCES SECOND QUARTER RESULTS
Forward-Looking Statements
     In this press release, statements that are not reported, financial results or other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. These forward-looking statements relate to, among other things, the company’s future operating performance, the company’s share of new and existing markets, the company’s short- and long-term revenue and earnings growth rates, the company’s implementation of cost-reduction initiatives and measures to improve pricing, including the optimization of the company’s manufacturing capacity. The use of the words “believes,” “anticipates,” “expects,” “intends” and similar expressions is intended to identify forward-looking statements that have been made and may in the future be made by or on behalf of the company. Although the company believes that these forward-looking statements are based upon reasonable assumptions regarding, among other things, the economy, its knowledge of its business, and on key performance indicators that impact the company, these forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed in or implied by the forward-looking statements. The company is not obligated to update forward-looking statements, whether as a result of new information, future events or otherwise.
Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Some of the risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements include, but are not limited to:
•	competitive pressures, including pricing pressures and technological developments;

•	changes in the company’s relationships with customers, suppliers, distributors and/or partners in its business ventures;

•	changes in political, economic or other factors such as currency exchange rates, inflation rates, recessionary or expansive trends, taxes and regulations and laws affecting the worldwide business in each of the company’s operations, including Brazil, where a significant portion of the company’s revenue is derived;

•	acceptance of the company’s product and technology introductions in the marketplace;

•	unanticipated litigation, claims or assessments;

•	the timely completion of the company’s new manufacturing operation for financial self-service terminals and related components in the Eastern European region;

•	costs associated with the planned closure of the company’s Cassis production facility, including the timing of related restructuring charges;

•	the company’s ability to reduce costs and expenses and improve internal operating efficiencies, including the optimization of the company’s manufacturing capacity;

•	the company’s ability to successfully implement measures to improve pricing;

•	variations in consumer demand for financial self-service technologies, products and services;

•	challenges raised about reliability and security of the company’s election systems products, including the risk that such products will not be certified for use or will be decertified;

•	changes in laws regarding the company’s election systems products and services;

•	potential security violations to the company’s information technology systems; and

•	the company’s ability to achieve benefits from its cost-reduction initiatives and other strategic changes.
Diebold, Incorporated is a global leader in providing integrated self-service delivery and security systems and services. Diebold employs more than 14,000 associates with representation in nearly 90 countries worldwide and is headquartered in Canton, Ohio, USA. Diebold reported revenue of $2.6 billion in 2005 and is publicly traded on the New York Stock Exchange under the symbol ‘DBD.’ For more information, visit the company’s Web site at www.diebold.com.
# # #
PR/xxxx

DIEBOLD, INCORPORATED
CONDENSED CONSOLIDATED INCOME STATEMENTS — UNAUDITED
(IN THOUSANDS EXCEPT EARNINGS PER SHARE)

	Three months ended June 30
	2006	2005
Net Sales
Product	$375,007	$297,701
Service	351,389	321,249

Total	726,396	618,950

Cost of goods
Product	269,925	215,569
Service	282,045	246,041

Total	551,970	461,610

Gross Profit	174,426	157,340

Percent of net sales	24.0%	25.4%

Operating expenses
Selling, general and administrative	119,488	89,936
Research, development and engineering	17,454	14,054

Total	136,942	103,990
Percent of net sales	18.9%	16.8%

Operating profit	37,484	53,350
Percent of net sales	5.2%	8.6%
Other expense and minority interest, net	(10,415)	(7,571)

Income from continuing operations before taxes	27,069	45,779
Percent of net sales	3.7%	7.4%

Taxes on income	(9,847)	(14,629)
Effective tax rate	36.4%	32.0%

Income from continuing operations	$17,222	$31,150

Percent of net sales	2.4%	5.0%

Income from discontinued operations, net of tax	$—	$820

Net income	$17,222	$31,970

Basic weighted average shares outstanding	67,035	71,031
Diluted weighted average shares outstanding	67,439	71,511

Basic Earnings Per Share from continuing operations	$0.26	$0.44
Basic Earnings Per Share from discontinued operations	—	0.01

Total Basic Earnings Per Share	$0.26	$0.45

Diluted Earnings Per Share from continuing operations	$0.26	$0.44
Diluted Earnings Per Share from discontinued operations	—	0.01

Total Diluted Earnings Per Share	$0.26	$0.45

DIEBOLD, INCORPORATED
CONDENSED CONSOLIDATED INCOME STATEMENTS — UNAUDITED
(IN THOUSANDS EXCEPT EARNINGS PER SHARE)

	Six months ended June 30
	2006	2005
Net Sales
Product	$666,988	$533,973
Service	683,099	620,127

Total	1,350,087	1,154,100

Cost of goods
Product	477,772	383,658
Service	553,016	474,234

Total	1,030,788	857,892

Gross Profit	319,299	296,208

Percent of net sales	23.7%	25.7%

Operating expenses
Selling, general and administrative	221,732	171,944
Research, development and engineering	36,574	28,319

Total	258,306	200,263
Percent of net sales	19.1%	17.4%

Operating profit	60,993	95,945
Percent of net sales	4.5%	8.3%
Other expense and minority interest, net	(14,384)	(8,823)

Income from continuing operations before taxes	46,609	87,122
Percent of net sales	3.5%	7.5%

Taxes on income	(16,686)	(28,120)
Effective tax rate	35.8%	32.3%

Income from continuing operations	$29,923	$59,002

Percent of net sales	2.2%	5.1%

Income from discontinued operations, net of tax	$—	$909

Net income	$29,923	$59,911

Basic weighted average shares outstanding	67,780	71,344
Diluted weighted average shares outstanding	67,992	71,874

Basic Earnings Per Share from continuing operations	$0.44	$0.83
Basic Earnings Per Share from discontinued operations	—	0.01

Total Basic Earnings Per Share	$0.44	$0.84

Diluted Earnings Per Share from continuing operations	$0.44	$0.82
Diluted Earnings Per Share from discontinued operations	—	0.01

Total Diluted Earnings Per Share	$0.44	$0.83

DIEBOLD, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED
(IN THOUSANDS)

	June 30, 2006	December 31, 2005
ASSETS
Current assets
Cash and cash equivalents	$159,366	$207,900
Short-term investments	53,397	52,885
Trade receivables, net	666,549	676,361
Inventories	406,213	341,614
Other current assets	167,897	149,120

Total current assets	1,453,422	1,427,880

Securities and other investments	67,714	54,154
Property, plant and equipment, net	277,578	276,966
Goodwill	438,065	389,134
Other assets	220,477	205,059

	$2,457,256	$2,353,193

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$34,359	$34,472
Accounts payable	158,697	180,725
Other current liabilities	423,723	364,834

Total current liabilities	616,779	580,031

Long-term notes payable	592,105	454,722
Long-term liabilities	167,917	165,591
Total shareholders’ equity	1,080,455	1,152,849

	$2,457,256	$2,353,193

DIEBOLD, INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED
(IN THOUSANDS)

	Six Months Ended
	June 30, 2006	June 30, 2005
Cash flow from operating activities:
Net Income from continuing operations	$29,923	$59,911
Adjustments to reconcile net income to cash provided by operating activities:
Net income from discontinued operations	—	(909)
Depreciation and amortization	40,551	39,699
Deferred income taxes	(515)	3,907
(Gain) loss on sale of assets, net	(898)	378
Minority share of income	2,829	2,463
Cash provided (used) by changes in certain assets and liabilities:
Trade receivables	16,530	21,596
Inventories	(56,036)	(31,692)
Accounts payable	(24,640)	(14,948)
Certain other assets and liabilities	65,809	(8,980)

Net cash provided by operating activities	73,553	71,425

Cash flow from investing activities:
Payments for acquisitions, net of cash acquired	(32,396)	(18,241)
Net investment activity	2,329	4,656
Capital expenditures	(23,101)	(29,824)
Rotable spares expenditures	(6,823)	(7,382)
Increase in certain other assets	(25,715)	(13,590)

Net cash used by investing activities	(85,706)	(64,381)

Cash flow from financing activities:
Dividends paid	(29,210)	(29,171)
Net borrowings	125,023	36,796
Repurchase treasury shares	(132,063)	(56,031)
Other financing activities	1,074	2,926

Net cash used in financing activities	(35,176)	(45,480)

Effect of exchange rate changes on cash	(1,205)	(2,437)

Decrease in cash and cash equivalents	(48,534)	(40,873)
Cash and cash equivalents at the beginning of the period	207,900	184,045

Cash and cash equivalents at the end of the period	$159,366	$143,172